Exhibit 10.2

ACCELERATION OF UNVESTED STOCK OPTIONS

[Nutraceutical Stationery]

September 30, 2005

[Insert Name and Address]

Re: Acceleration of Unvested Stock Options

Dear [insert first name]:

I am pleased to advise you that, on September 30, 2005, the Compensation Committee of Nutraceutical International Corporation’s Board of Directors accelerated the vesting for unvested stock options previously granted to you under Nutraceutical’s 1998 [insert applicable stock option plan name] (the “Plan”).  Accordingly, any and all grants of stock options given to you under the Plan, which have not been previously exercised or canceled, are now vested.

Please call me if you have any questions.

Sincerely,

NUTRACEUTICAL INTERNATIONAL CORPORATION

Frank W. Gay II

Chairman and CEO